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                                                                    EXHIBIT 99.1

                              [CENTEX LETTERHEAD]

NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE

For additional information, contact at 214/981-6503:
SHEILA E. GALLAGHER, Vice President, Corporate Communications http://www.centex.com

            CENTEX REAFFIRMS EARNINGS EXPECTATIONS AT SSB CONFERENCE

     (DALLAS, TX Feb. 27, 2002): Centex Corporation (NYSE: CTX) today is reaffirming its previous statements that the company will report record net earnings in fiscal years 2002, 2003 and 2004. The comments are being made by Centex Chairman and CEO Laurence Hirsch at Salomon Smith Barney's Annual Global Industrial Manufacturing Conference being held in New York.

     Mr. Hirsch is reconfirming projections made at Centex's December 2001 Investor Conference that the company expects to earn $6.00 per diluted share for fiscal 2002, ending March 31, 2002, which will be the company's sixth consecutive year of record earnings. And based on current housing sales rates and the continuance of a reasonably good economy, Centex's diluted earnings per share are expected to be in the range of $6.85-$7.70 for fiscal 2003 and $8.25-$9.40 for fiscal 2004.

     The presentation, which is being broadcast live today over the Internet from 3:00 p.m.-3:40 p.m. EST, may be accessed through the Centex Web site at http://www.centex.com and will be archived there for 30 days following the event.

     Dallas-based Centex, through its subsidiaries, ranks among the nation's largest home builders, non-bank affiliated retail mortgage originators and general contractors. Centex also has operations in home services and investment real estate and owns a majority interest in a publicly traded construction products subsidiary. Last week, Centex was ranked No. 1 in the engineering and construction category on FORTUNE magazine's list of "America's Most Admired Companies"(TM) for the third consecutive year.


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